Exhibit 99.1

Natera Reports Second Quarter 2020 Financial Results

SAN CARLOS, Calif., August 5, 2020 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a pioneer and global leader in cell-free DNA testing, today reported financial results for the second quarter ended June 30, 2020 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•	Processed approximately 234,100 tests in the second quarter of 2020 compared to approximately 194,200 tests processed in the second quarter of 2019, an increase of 21%.

•	Generated total revenues of $86.5 million in the second quarter of 2020 compared to $74.4 million in the second quarter of 2019.

•	Published Signatera™ study in Nature Cancer validating ability to monitor tumor response to immune therapy in 25 different types of solid cancer.

•	Launched the PEDAL study designed to demonstrate Prospera test enhancements at the American Transplant Conference.

•	Presented four abstracts, including one oral presentation and three poster presentations, at the American Society for Clinical Oncology conference demonstrating the performance of Signatera in areas including colorectal cancer and hepatocellular carcinoma.

•	Enrolled first patients in both CIRCULATE-Japan and BESPOKE CRC for Signatera in colorectal cancer, and in PROACTIVE for Prospera.

•	Received positive coverage from Noridian for Prospera; commenced full commercial launch.

•	Received the Force for Change Illuminator Award from Leading Women Entrepreneurs.

“The business was very resilient in the second quarter,” said Steve Chapman, Natera’s Chief Executive Officer. “We posted another very strong volume and revenue result despite the COVID-19 impact, and we achieved major milestones across the oncology and transplant businesses. We are very proud of the team’s performance during this challenging time.”

Second Quarter Ended June 30, 2020 Financial Results

Total revenues were $86.5 million in the second quarter of 2020 compared to $74.4 million for the second quarter of 2019. The increase in total revenues was driven primarily by sales of Natera’s Panorama and Horizon tests. Natera processed 234,100 tests in the second quarter of 2020, including approximately 221,600 tests accessioned in its laboratory, compared to 194,200 tests processed in the second quarter of 2019, including approximately 181,600 tests accessioned in its laboratory.

In the three months ended June 30, 2020, Natera recognized revenue on approximately 220,000 tests for which results were reported to customers in the period (tests reported), including approximately 208,400 tests reported in its laboratory, compared to approximately 187,600 tests reported, including approximately 174,800 tests reported in its laboratory, in the second quarter of 2019.

Gross profit* for the three months ended June 30, 2020 and 2019 was $39.5 million and $30.5 million, respectively, representing approximately 46% and 41% gross margin* respectively. The company was able to achieve higher margins in the second quarter of 2020 primarily because of improved cost of goods sold per test and increased revenues.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2020 were $91.2 million, compared to $59.2 million in the same period of the prior year. The increases were primarily driven by headcount growth to support new product offerings.

Loss from operations for the second quarter of 2020 was $51.6 million compared to $28.6 million for the same period of the prior year.

Net loss for the second quarter of 2020 was $59.6 million, or ($0.75) per diluted share, compared to net loss of $32.4 million, or ($0.48) per diluted share, for the same period in 2019. Weighted average shares outstanding were approximately 79.0 million in the second quarter of 2020.

At June 30, 2020, Natera held $571.2 million in cash, cash equivalents, short-term investments and restricted cash, compared to $441.0 million as of December 31, 2019. As of June 30, 2020, Natera had a total outstanding debt balance of $247.5 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $197.5 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.9 million, of which a portion was used to repay the $79.2 million obligations under the company’s 2017 term loan with OrbiMed Advisors. The gross principal balance outstanding for the convertible senior notes was $287.5 million for the second quarter of 2020.

2020 Financial Outlook

Natera anticipates 2020 total revenue of $345 million to $365 million; 2020 cost of revenues to be approximately 51% to 55% of revenues; selling, general and administrative costs to be approximately $260 million to $280 million; research and development costs to be $85 million to $95 million, and net cash burn to be $125 million to $155 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2020 to be between $117 million and $147 million) and GAAP net purchases of property and equipment (estimated for 2020 to be approximately $8 million).

Test Volume Summary

Unit	Q2 2020	Q2 2019	Definition
Tests processed	234,000	194,200	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	221,600	181,600	Test accessioned in our laboratory
Tests reported in our laboratory	208,400	174,800	Total tests reported in our laboratory less units reported outside of our laboratory including Evercord units in prior periods

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on women’s health, oncology, and organ health. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers proprietary genetic testing services to inform obstetricians, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Conference Call Information

Event:	Natera's Second Quarter 2020 Financial Results Conference Call
Date:	Wednesday, August 5, 2020
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(800) 708-4540, Domestic
(847) 619-6397, International
Conference Password:	49854736
Webcast:	https://edge.media-server.com/mmc/p/mh4xc5b8

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including regarding the company's business operations in light of the COVID-19 pandemic. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in operating our business in light of the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our primary CLIA-certified laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov

Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media

Paul Greenland, VP of Corporate Marketing, Natera, Inc., pr@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2020	2019
		(1)
Assets
Current assets:
Cash and cash equivalents	$77,322	$61,926
Restricted cash	55	55
Short-term investments	493,852	379,065
Accounts receivable, net of allowance of $3,080 in 2020 and $2,919 in 2019	58,706	53,351
Inventory	18,033	12,394
Prepaid expenses and other current assets, net	15,536	16,376
Total current assets	663,504	523,167
Property and equipment, net	25,925	23,283
Operating lease right-of-use assets	21,475	23,730
Other assets	12,357	12,476
Total assets	$723,261	$582,656
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,450	$8,604
Accrued compensation	16,583	16,088
Other accrued liabilities	53,082	49,043
Deferred revenue, current portion	52,392	56,016
Short-term debt financing	50,053	50,123
Total current liabilities	175,560	179,874
Long-term debt financing	197,476	73,656
Deferred revenue, long-term portion	22,533	23,808
Operating lease liabilities, long-term portion	23,115	26,297
Other long-term liabilities	310	310
Total liabilities	418,994	303,945

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	8	8
Additional paid in capital	1,093,072	976,955
Accumulated deficit	(794,583)	(699,171)
Accumulated other comprehensive income	5,770	919
Total stockholders’ equity	304,267	278,711
Total liabilities and stockholders’ equity	$723,261	$582,656

(1)	The condensed, consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	As of June 30, 2020, there were approximately 79,717,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
Product revenues	$80,414	$65,099	$167,460	$128,463
Licensing and other revenues	6,058	9,256	13,024	12,716
Total revenues	86,472	74,355	180,484	141,179
Cost and expenses
Cost of product revenues	42,731	41,382	84,251	82,987
Cost of licensing and other revenues	4,208	2,443	7,666	4,141
Research and development	23,005	12,124	41,230	23,559
Selling, general and administrative	68,188	47,042	133,869	90,874
Total cost and expenses	138,132	102,991	267,016	201,561
Loss from operations	(51,660)	(28,636)	(86,532)	(60,382)
Interest expense	(4,038)	(2,721)	(6,502)	(5,445)
Interest and other income, net	1,924	836	3,911	1,289
Loss on debt extinguishment	(5,848)	—	(5,848)	—
Loss before income taxes	(59,622)	(30,521)	(94,971)	(64,538)
Income tax expense	(15)	(1,895)	(38)	(1,969)
Net loss	$(59,637)	$(32,416)	$(95,009)	$(66,507)
Unrealized gain on available-for-sale securities, net of tax	104	1,061	4,850	1,347
Comprehensive loss	$(59,533)	$(31,355)	$(90,159)	$(65,160)

Net loss per share:
Basic and diluted	$(0.75)	$(0.48)	$(1.21)	$(1.01)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	79,069	68,224	78,681	65,542